AMENDMENT
TO
PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of January 8, 2003 by and among Principal Life Insurance Company. an Iowa corporation (the "Company"). MFS
VARIABLE INSURANCE TRUST. a Massachusetts business trust (the "Trust") and
MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS")
(Trust: MFS. and Company collectively. the "Parties") in order to modify that certain
Participation Agreement entered into by the Parties as of May 17,2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby amended to include the new Principal Variable
Universal Life Accumulator 11product.

3.	Except as modified hereby, all other telms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS
Principal Life Insurance Company	Principal Life Insurance Company
Separate Account B	Variable Life Separate Account
(1)The Principal Variable Annuity	(1) PrinFlex Life Variable
Life Insurance
(2) Principal Freedom Variable Annuity	(2) Survivorship Variable
Universal Life Insurance
(3)Flexible Variable Life
Insurance
(4) Principal Variable Universal Life
Accumulator
(5)Executive Variable Universal
Life Accumulator
(6) Benefit Variable Universal
Life Accumulator
(7) Principal Variable Universal Life
Accumulator I1